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EXHIBIT 11.1

                WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
                            NET LOSS PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                         QUARTER      QUARTER
                                                          ENDED        ENDED
                                                       MAY 2, 1998  MAY 3, 1997
                                                       -----------  -----------

Net loss                                                $  (4,537)   $(7,263)
                                                        =========    =======

Weighted average common shares outstanding                  9,532      7,650


Effect of options granted (1)                                --         --
Effect of warrant (1)                                        --         --
                                                        ---------    -------

Weighted average common shares outstanding - assuming
 dilution                                                   9,532      7,650
                                                        =========    =======

Basic net loss per common share                         $   (0.48)   $ (0.95)
                                                        =========    =======

Diluted net loss per common share (1)                   $   (0.48)   $ (0.95)
                                                        =========    =======


Note 1: Under Statement of Financial Accounting Standard No. 128 "Earnings per Share," common stock equivalents are excluded when computing diluted net income or loss per common share if the effect is antidilutive.